SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                            ________
                            FORM 8-K

                         CURRENT REPORT


                 PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934


  Date of Report (Date of earliest event reported)   May 20, 1999


                        LANDS' END, INC.
     (exact name of registrant as specified in its charter)





    DELAWARE                 1-9769              36-2512786
 (State or other          (Commission         (I.R.S. Employer
  jurisdiction            File Number)     Identification Number)
of incorporation)


 Lands' End Lane, Dodgeville, Wisconsin             53595
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number     608-935-9341
     including area code



               INFORMATION INCLUDED IN THIS REPORT


Item 5.  Other Events.

         Attached as exhibit (28)3 to this report is a summary transcript from a Lands' End meeting with members of the financial community in New York, New York, on Thursday, May 20, 1999.

                          SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, its duly authorized officer and chief financial officer.






































                                    LANDS' END, INC.

Date July 20, 1999          By: /s/ STEPHEN A. ORUM
                                    Stephen A. Orum
                                    Executive Vice President
                                    Chief Financial Officer



Attached is a summary transcript from a meeting with members of the financial community in New York, New York, on Thursday, May 20, 1999.


                        LANDS' END, INC.
                     12TH ANNUAL UPDATE FOR
                     PROFESSIONAL INVESTORS

                       New York, New York
                          May 20, 1999
                       (edited transcript)


Statement regarding forward-looking information

Statements in this document that are not historical are forward looking, including, without limitation, statements about goals for Internet sales, anticipated cost savings, and possible circulation reductions and their anticipated effects on sales or profits. As such, these statements are inherently subject to a number of risks and uncertainties. Future results may be materially different from those expressed or implied by these statements due to various factors that may occur. Such factors include, but are not limited to the following: general economic or business conditions, domestic and foreign; continued growth rates for e-commerce shopping; the company's ability to attract customers to the Internet; technology developments and their availability and cost; customer response to product offerings and initiatives; costs associated with printing and mailing catalogs, dependence on consumer seasonal buying patterns; the ability of the company to complete its Y2K programs; and fluctuations in foreign currency exchange rates.


DAVE DYER

Good morning, and thank you all for meeting with us today. We are fresh off our annual shareholder meeting yesterday. As you probably know, we have been communicating quite a bit with the financial community since I came back to Lands' End in late October of last year. Since that time we have had four conference calls, our first conference calls ever, and we've met with quite a few of you in Dodgeville. Those of you who have not come to see us in Dodgeville are certainly welcome to come and do so. And we are gathered here again today. We are questioning whether a forum like this, in light of our conference calls and visits, is necessary in the future or if you would be better served by our attendance at key industry or investor conferences. We would welcome your input on this matter.

I have said early on that one of my key objectives was to improve our communications with the financial community, not only in the quantity of communication, but also in its quality. And as an example of that, I think we were one of the few retailers to release exact annual Internet sales, which we did at the end of the fiscal year.

Today, I have with us Chip Orum, our chief financial officer, Mindy Meads, who is executive vice president of merchandising and design, and Lee Eisenberg, our executive vice president and creative director. They'll walk you through some of our financial results, our merchandising plans, some of our new advertising campaign and what's going on in the creative area at Lands' End.

I did state last November that my short-term goals were to return the company to its traditional level of profit through improved merchandising, better catalog creative, a leaner and more focused organization, and expense discipline. I believe we have made progress in each of these areas ... and as evidenced by our first quarter, we have begun our journey back to a more traditional level of profit.

As stated, we have also made great progress in attracting talent. Mindy Meads has rejoined, Lee Eisenberg has joined us from Time, Inc., and we just announced last week that we hired Bill Bass, a group director in charge of the e-commerce group for Forrester, Inc., to lead our Internet efforts. We have brought on Sid Mashburn, who was formerly at Tommy Hillfiger, Inc., and before that at Ralph Lauren, to head our design efforts. And we've brought in Jim Fielding who spent most of his career with The Gap, Inc., and then took a little one-year sabbatical with J. Peterman & Co. We have begun to really repopulate our company with some terrific talent. We have a lot of talented people now, and they just need leadership and direction, so we feel we're well on our way.

More important though, I believe that we have clearly begun to reposition Lands' End from a catalog company to an emerging e-commerce player. This is one of the first things I did. We were organized around the printed catalog, and what we had was independent, autonomous business units that focused on printed catalog performance. What we have done is go back to a more centralized organization where our merchants and inventory people are responsible for product categories across all channels of distribution. A sale is a sale, and it doesn't matter where we get it. An e-commerce sale has the potential to be more profitable because of the ad cost. Ad costs are the creating, printing and mailing of the catalog, which was 43 percent of total SG&A for fiscal 1999. We expect an Internet sale to have a much lower ad cost, so there is the potential for leverage as we move sales from the catalog to the Internet.

We have just launched a major consumer campaign to acquaint new and existing customers with landsend.com and Lee's going to walk you through that. I will say that since we have launched the campaign, our Internet business it is at levels we did not see until after Thanksgiving of last year. The results have been pretty phenomenal so far.

I guess with that, I'd like to introduce Chip and then follow that up with Mindy and Lee. After that, we'll spend our time being available for your questions and to see what's on your mind.


CHIP ORUM

Thanks, Dave. I'm pleased I have the opportunity to address this group again. I am going to briefly review our results of last year and some more encouraging first quarter results. Most of you have participated in our quarterly conference calls, so I won't dwell at length on what was previously covered. You should have a copy of my slides in your packet.


Slide #1 Net sales
     (in millions)
     ***********************************************************
     Fiscal 1999          $1,371
     Fiscal 1998           1,264
     Fiscal 1997           1,119
     Fiscal 1996           1,032
     Fiscal 1995             992
     Fiscal 1994             870
     Fiscal 1993             734
     Fiscal 1992             683
     ***********************************************************
This first slide shows that net sales were $1,371 million in fiscal 1999, which was an 8.5 percent increase. Of the $108 million increase, about $58 million was from our specialty businesses, about $36 million from our Core adult apparel segment, and $14 million from our foreign-based businesses. The specialty businesses as a group grew nearly 19 percent, with Corporate Sales and Kids providing the biggest boost. The core business grew 4 1/2 percent despite an 8 percent increase in pages circulated.

Sales were up more in the fourth quarter due to the inventory reduction efforts undertaken. Sales of liquidated merchandise represented about 10 percent of total sales for the year, compared with 8 and 9 percent in the prior two years, respectively.





Slide #2 Catalogs mailed
     (in millions)
     ***********************************************************
     Fiscal 1999          259
     Fiscal 1998          230
     Fiscal 1997          211
     Fiscal 1996          200
     Fiscal 1995          191
     Fiscal 1994          155
     Fiscal 1993          136
     Fiscal 1992          123
     ***********************************************************
During the year, we mailed about 259 million catalogs, which is an increase of about 12 percent from the prior year. The total number of pages mailed were up about 10 percent. About 7 million of the circulation increase was from the fourth quarter efforts to work down inventory.


Slide #3 - 36 month buyers/House file names
     (in millions)
     ***********************************************************
                     36-month buyers   House file names
     Fiscal 1999         10.1              29.5
     Fiscal 1998          9.6              27.2
     Fiscal 1997          9.6              25.6
     Fiscal 1996          9.0              23.1
     Fiscal 1995          8.2              20.4
     Fiscal 1994          7.4              18.1
     Fiscal 1993          6.8              15.6
     Fiscal 1992          6.1              14.1
     ***********************************************************
At the end of last year, we had over 29 million names on our mailing list, which was an 8.5 percent increase over the prior year.

Of this total, 10 million are customers who made a purchase in the past 36 months. Our 12-month buyer file was 6.1 million, about a 3 percent increase over last year.


Slide #4 - Gross profit margin
     ***********************************************************
     Fiscal 1999          45.0%
     Fiscal 1998          46.6%
     Fiscal 1997          45.5%
     Fiscal 1996          43.0%
     Fiscal 1995          42.4%
     Fiscal 1994          40.9%
     Fiscal 1993          41.8%
     Fiscal 1992          42.2%
     ***********************************************************
Gross profit margin was 45 percent for fiscal 1999, down 160 basis points from the prior year. The decline was principally due to the inventory reduction efforts in the fourth quarter, including price roll-backs, red-line price reductions and 2-for and 3-for pricing. Our plan is to improve gross profit margins through improved sourcing, not through across-the-board price increases.


Slide #5 SG&A ratio
     ***********************************************************
     Fiscal 1999          39.7%
     Fiscal 1998          38.8%
     Fiscal 1997          37.9%
     Fiscal 1996          38.0%
     Fiscal 1995          36.0%
     Fiscal 1994          32.8%
     Fiscal 1993          34.2%
     Fiscal 1992          35.0%
     ***********************************************************
Our selling, general and administrative expense ratio increased 90 basis points to 39.7 percent. Poorer catalog expense ratios coupled with higher salary and benefit costs were partially offset by lower bonus and profit sharing expense and higher net shipping income. As I showed on my second chart, catalogs mailed were up 12 percent over fiscal 1998. Over the past 2 years, pages circulated have increased by 38 percent. Without the commensurate sales increase, our productivity has continued to decline. Since catalog expense represents over 40 percent of our SG&A, we need to get the ad ratios down in order to reduce the level of SG&A.


Slide #6 Pretax return on sales
     ***********************************************************
     Fiscal 1999          3.6% (1)
     Fiscal 1998          7.4% (2)
     Fiscal 1997          7.6%
     Fiscal 1996          4.9%
     Fiscal 1995          6.0%
     Fiscal 1994          8.0%
     Fiscal 1993          7.4%
     Fiscal 1992          7.0%

(1)  If non-recurring charges are excluded, pretax ROS is 4.5%.
(2) If extraordinary gain from The Territory Ahead (TTA) is included, pretax ROS is 8.1%.
     ***********************************************************
Our pretax margin was 3.6 percent versus 7.4 percent in the prior year.

At the end of fiscal 1999, we took a $12.6 million charge to cover the cost of employee severance, the liquidation of the Willis & Geiger business, the closing of three outlet stores, and the cost to wind up the MontBell business. If we exclude this non-recurring charge, the pretax return on sales would be 4.5 percent for the most recent year.


Slide #7 Diluted earnings per share
     ***********************************************************
     Fiscal 1999          $1.01 (1)
     Fiscal 1998          $1.85 (2)
     Fiscal 1997          $1.53
     Fiscal 1996          $0.89
     Fiscal 1995          $1.02
     Fiscal 1994          $1.21
     Fiscal 1993          $0.91
     Fiscal 1992          $0.76
(1)  If non-recurring charges are excluded, diluted EPS is $1.27.
(2)  If extraordinary gain from TTA is included, diluted EPS is $2.00.
     ***********************************************************
In fiscal 1999, our earnings per share were down substantially to $1.01 as reported, and $1.27 with the non-recurring charge excluded.


Slide #8 Year-end inventory/First-time fulfillment
     (inventory in millions)
     ***********************************************************
                     Year-end inventory  First-time fill
     Fiscal 1999          $220                91%
     Fiscal 1998          $241                88%
     Fiscal 1997          $142                86%
     Fiscal 1996          $165                90%
     Fiscal 1995          $169                88%
     Fiscal 1994          $150                85%
     Fiscal 1993          $106                87%
     Fiscal 1992          $123                87%
     ***********************************************************
This chart shows our year-end inventories and corresponding service levels over the past 8 years. Over the years, we have had first-time fulfillment rates normally in the 87-89 percent range. Our year-end inventory levels have been more volatile. In fiscal 1997, we were too light on inventory in the fourth quarter due to a strong outerwear season beginning with the October book. By the middle of fiscal '98 we over-reacted to perceived customer demand. We have just now gotten the level of inventory down. Last year, we ended the year with $220 million of inventory and first-time fulfillment of 91 percent.


Slide #9 Return on shareholder equity
     ***********************************************************
     Fiscal 1999          13% (1)
     Fiscal 1998          28% (2)
     Fiscal 1997          24%
     Fiscal 1996          16%
     Fiscal 1995          20%
     Fiscal 1994          28%
     Fiscal 1993          25%
     Fiscal 1992          23%
(1) If non-recurring charges are excluded, return on shareholders' investment is 16%.
(2) If extraordinary gain from TTA is excluded, return on shareholders' investment is 25%.
     ***********************************************************
Return on equity declined to 13 percent in fiscal 1999. If we exclude the non-recurring charge, ROE was about 16 percent.


Slide #10 Capital investments
     (in millions)
     ***********************************************************
     Fiscal 2000   about  $20 (est.)
     Fiscal 1999          $47
     Fiscal 1998          $48
     Fiscal 1997          $18
     Fiscal 1996          $15
     Fiscal 1995          $27
     Fiscal 1994          $17
     Fiscal 1993          $10
     Fiscal 1992          $ 5
     Fiscal 1991          $18
     Fiscal 1990          $25
     Fiscal 1989          $16
     ***********************************************************
Capital spending for this year will be less than half of the prior two years. The $20 million for this year is principally for information systems related projects.


Slide #11 Share buyback
     (in millions)
     ***********************************************************
     Fiscal 1999          1.1
     Fiscal 1998          1.5
     Fiscal 1997          1.3
     Fiscal 1996          1.3
     Fiscal 1995          1.4
     Fiscal 1994          0.2
     Fiscal 1993          1.4
     Fiscal 1992          1.5
     ***********************************************************
In fiscal 1999, we continued our stock buyback plan, purchasing
1.1 million shares at a cost of $36 million. We currently have approval to buy about 1.1 million additional shares.


Slide #12 First quarter results
     (dollars in millions, except per share data)
     ***********************************************************
                       Fiscal 2000   Fiscal 1999   Percent Change
     Net sales             $289.6        $268.6       +  7.8 %
     Pretax income         $ 10.3        $  8.3       + $2.0
     Pretax income
          (% of sales)        3.6%          3.1%      +  0.5 pts
     Net Income            $  6.5        $  5.2       + 25.0 %
     Diluted EPS           $ 0.21        $ 0.17

     ***********************************************************
I'd like to turn to the first quarter of fiscal 2000. Sales were about $290 million, a 7.8 percent increase over the prior year. The sales increase of $21 million was principally a result of liquidation activities. The liquidation of the Willis & Geiger inventory significantly exceeded our expectations in the first quarter. On the full-price front, we continue to see strong trends on the Internet but weak trends in the monthly primary catalogs.

Our Specialty business segment increased about 25 percent over the prior year. We had good sales growth in Corporate Sales and Kids. Willis & Geiger is also included in this segment.

International sales were down slightly due principally to changes in circulated pages and mailing dates.

Net income increased 25 percent. Earnings per diluted share were $0.21 cents, which includes about $0.03 cents for a partial reversal of the year-end, non-recurring charge.


Slide #13 First quarter margin analysis
     ***********************************************************
                        Fiscal 2000   Fiscal 1999   Change
     Net sales            $ 289.6       $ 268.6     + 7.8 %
     Gross profit
        (% of sales)         43.3 %        46.4 %   - 3.1 pts
     SG&A (% of sales)       40.2 %        43.3 %   - 3.1 pts
     Pretax income            3.6 %         3.1 %   + 0.5 pts

     ***********************************************************
Gross profit margin in the first quarter was 43.3 percent as a result of increased liquidation sales and lower initial margins associated with the price rollbacks. This 310 basis point decline was offset by a 310 basis point reduction in the SG&A ratio. The better expense ratio was principally a result of higher catalog productivity and lower paper prices. We also had better net shipping and also savings from the restructuring.


Slide #14 Consolidated inventory
     (in millions)
                           1Q       2Q       3Q       4Q
     ***********************************************************
     Fiscal 2000          $192
     Fiscal 1999          $266     $318     $379     $220
     Fiscal 1998          $158     $217     $321     $241
     Fiscal 1997          $163     $168     $207     $142

     ***********************************************************
Finally, I want to touch on our current inventory position. We are obviously pleased that inventory is down nearly $74 million from a year ago. This is particularly important in light of our plan to significantly refresh the product assortment for Spring 2000. We need to exit this spring season as clean as we can while still providing an acceptable service level. Our first-time fulfillment rate is down from last year, but was still 90 percent for the first quarter. Our fill problems are not broad-based and would be resolved with $4-5 million of additional inventory in the right spots. We are planning on fulfillment rates somewhat trailing last year.

In summary, fiscal 1999 was a very disappointing year. I feel we have a lot of positive changes in the works going forward. We all continue to be excited with the potential of the Internet, as I think you will be. I think you also will be excited with what Mindy is doing in the merchandise arena and with Lee's creative direction. The company has a great reputation with our customers and I think we will do a better job of serving them and by doing so, improve our financial results over time.

And now, I'll turn it over to Mindy.


MINDY MEADS

Good morning. I'm also very excited to be here today to share with you some of our new merchandising strategies. If I look at our focus in the past three months, it's really been threefold.
First: updating product for Spring 2000. Even though we've started to add some into fall, the big difference will start with spring of next year. Bottom line, we've got to get the product right. Second is developing new sourcing strategies with a more global view. And third is people. And that's pretty obvious, because we really can't achieve anything without strong merchants and talented designers.

We will continue, as always, to interpret the current trends for the classic-minded Lands' End customer. Just as our customers' lifestyles change, so must our product.

Our number one initiative is to rebuild the coed business. I think Dave mentioned that on the conference call last week.
These are the categories of knits, sweaters and outerwear where many of our basic items, such as the mesh, the turtleneck, and the Squall jacket are located. In addition, we have three key initiatives: editing assortments, balancing colors and updating styling. We got too wide with our assortment and it caused confusion. Less is more. Balanced colors -- we were able to add a few of the neutrals into the fall assortment, so that we will be more balanced and more current, but I think as we move into 2000, you'll even see a more dramatic shift. We'll have the appropriate neutrals, a beautiful array of pastels and also some soft brights that are needed in some of our core programs.

The styling of the specialty products that surround the core also needs to be differentiated instead of pages of similar product. It needs to be edited and it needs to be fresh. This is an example of some colors for fall that show the neutrals, some grays and some heathers that were missing in last year's palettes. This is an example of an updated shetland high v-neck with an open bottom. Function with style is important. We have a very strong outerwear business, but we really need to bring in more style and update it as we move into the season.

Redefining men's and women's is another initiative. Men's must return to new classics, masculine patterns and fabrics. By separating the casual bottoms and casual shirts from men's and women's we can then achieve these proper patterns and fabrics.

Women's, on the other hand, needs to focus on more feminine silhouettes, lighter fabrics and feminine details. This is an example of some cashmere shirts that you will see this fall that really do have the colors and the textures that are appropriate for men.

This next slide shows business casual, which is a phrase we're spending a lot of time talking about as we're repositioning not only the core but both men's and women's. We believe it's gone way past casual Friday, and we have not maximized this. So as we start to look at our products, you will start to see changes in the way the products will look. Even with our most tailored product, we also feel that it needs to have some softening.

Moving into women's, this is an item that we actually moved into the fall assortment, three-quarter sleeve stretch shirt. Stretch is a fabric that is important in almost every classification of women's wardrobe today, so we are excited to get into this, and it will be a front cover in our September catalog.

Feminine chic -- We've talked about how are we changing product?
In many of the women's silhouettes our lengths were too long, our skirts were too wide, this is an example of a jersey dress that shows a little more currency.

Tailored -- This is a business that is doing quite well for us right now. Our First Person Singular catalog is really growing in momentum. This is an example of a commuter suit. We'll also look at softening women's a little bit as lifestyles change.

Further strengthening of the Lands' End brand is needed, with a closer connection between adults and kids. This is an example of a cashmere twin set that was added for the holiday season that I think we have not fully capitalized on, our customers are definitely family oriented and I think we can do a lot more with appropriate matching.

Kids is a business that continues to exceed our expectations. Where appropriate, we will expand the Lands' End classics and also update the color palette. For fall, we were able to add in some neutrals as we were able to do in adults; but keeping it fun is critical. We need to capture the playfulness or the whimsy of the child, yet at the same time still appropriately translate down the adult.

Here are a few examples of the fall product that we have, certainly a heritage product, the Lands' End Squall jacket for kids. Here's an updated rugby classic, heather gray, from top to bottom, including the shoe, and a little more fun here, with a more playful attitude in this one.

Coming Home is also a business where we've had some recent, positive reaction. We are broadening our assortment, starting to add in furniture, lamps and rugs. We're actually trying a different approach with how we're presenting in the catalog. Looking at bed, bath and living--in the past you may have seen pages of sheets and pages of towels separately. We're starting to coordinate them to really give it a room environment and it's really causing us to get cross selling by lines. This is one example of a shot actually from the Spring catalog that was very successful and here we're selling quilts, sheets and also towels.

Here's another example of some future creative that you'll see this fall, bath, we are selling all the accessories.

We're just beginning to get into furniture, it's really still in a test mode.

Editing assortments -- We've talked a lot about them. We are well on our way. For Fall, we edited 35 percent and I see an additional 30 percent going into spring. This will be silhouette, color and also sizes. Our assortments were really too wide, as I mentioned before. This will not only give us more focus and direction for the customer to buy from, but it will allow us to better execute.

Leverage buying power across divisions -- Although we've done this in the past, we are taking a stronger focus on this. When we can leverage a silhouette or a fabric, we can be more advantageous in our costing and have better flexibility with our flow. For example, a chino fabric that we might use in men's, women's and kids, we will start to combine and gain more purchasing power. We're looking at our turtlenecks in kids, looking at our turtlenecks in adults, to give us much stronger buying power.

Improved costing is a focus. As you know, we took rollbacks this year and took a corresponding dip in the margin. We feel that over time we can recover the lost margin with lower cost sourcing. We are looking more globally, looking at Asia differently, looking at the western hemisphere and we feel we can make significant improvement there.

Sourcing for international is another initiative that we've started to take on. We've taken core programs, the denim and the mock, and started to source in Europe with a 30-40 percent savings. We'll look at expanding as we go forward.

We've created a new agent relationship in Asia and we renewed our contract with Wm. E. Connor in Asia. We had a relationship with them before, and they're a fine agent with a great background.
We think this will give us more flexibility so that we can understand what markets we need to be in. We will have better quality control as we move to the countries we need to. They also have more expertise in due diligence and compliance issues.

Developing a strong merchandising team, as I mentioned earlier, is critical, and we've been recruiting top talent. Dave mentioned the additions of Sid Mashburn and Jim Fielding.
They've been here for two months, and they're off and running.
I'm thrilled with the additions. They are making impact and are fully involved in our Spring 2000 assortment.

Building a strong bench will be the next step as we get the team in place. We can build the team as we grow in the future, and we have our inside talent that we can draw from.

The third way is collaboration, which I really think is probably the key. As we've moved out of separate functional silos and now have each function centralized, it's critically important that we collaborate to get the best results. We truly can create wonderful product if we get everyone's ideas all working with the same vision.

In summary, a phrase that we've been talking about a lot, which I think is somewhat new from where we've been in the past, is updating the product for the forty-something customer with a thirty-something attitude.

In strengthening some of the core values that we have always stood for: Quality, we will maintain, and in some cases, improve where needed; value, solidify our value position with incredible prices on key programs; and service, expanding our service for customers to shop when and how they want.

Simply put, doing what we do best.

Thank you.  Now Lee's going to share the advertising campaign.


LEE EISENBERG

Good morning. It's great to be back in New York. I have two basic tasks this morning, one: to give you a pretty full rundown on the details of Lands' End's new ad campaign that started last month. This is a campaign that will be, in the fullest sense of the buzzword, multimedia. It will play out in print, on television, buses, catalogs and on-line and as a two-part initiative. And two: I would like to let you under the tent, as it were, to give the first public preview of some of the creative changes that we are working hard on with regard to the core catalog and the basic presentation of the Lands' End brand.

Let's start with the ad campaign. In some ways this is not a particularly revolutionary idea. It's to underscore Lands' End's age-old role as direct merchants, something that Dave has talked to you quite a lot over previous months. Lands' End was both very lucky and very prescient to incorporate the phrase "direct merchants" into its logo when it began thirty odd years ago.
This basic positioning is something that stands us in very good stead as we hurdle forward into the brave new world of digital technology.

A subsidiary objective is to acquaint both experienced and new on-line users, particularly the millions of women who are now coming on-line, to participate in all kinds of transactions, to acquaint all of those users with the convenience, the excitement, the innovation, and the dynamism of the Lands' End Web site. There's a very simple message that all of the advertising, in whatever media, is conveying, and that's the phrase "From the catalog to the Web, the store is yours." However you want to shop from Lands' End, we'd be delighted to accommodate you.

In terms of the media plan, I sincerely believe that we're probably going to get more "bang for our buck" than any campaign that I can immediately think of, apparel or otherwise.
Basically, we are emphasizing a very heavy saturation across a variety of media. This saturation began, as I mentioned, last month and will continue through November. There will be a couple of blitz moments -- intense coverage -- in July and November, when you will be walking around the streets of this great city, looking at a lot of buses festooned with Lands' End advertising. I'll give you an idea of what that's going to look like a little bit later.

This chart simply sums up our multimedia aspect of all of this--
"From catalog to the Web, the store is yours", from print to cable television, Lands' End catalogs, buses and Web sites.

I'm going to start with the details of the television campaign. There will be an eight-month saturation campaign on eleven cable television networks. What we're going to be doing here is not going up on any more than one at any given time. We're going to cycle through the year, beginning as we did last month by going up on CNN Headline news for several weeks. Last week, we switched over to Lifetime, and then through the end of the year we will be hopping to successive cable networks. Hundreds of 15 second spots will appear on each of these networks, so when you're going up and down the dial with your remote control, it may seem like Lands' End is all over the cable dial, but in fact, is just playing hundreds and hundreds of times on any given one and then it'll bounce to the next.

I'd like to show you now the three, fifteen second spots that are currently running. We're going to be adding to these later on, but this is what you can currently see on Lifetime.

Come late summer/early fall, there will be a fourth, fifteen second spot that will be very "webby" in nature. It'll celebrate the fun, the convenience, the utility of the Lands' End Web site, and then later in the year, pre-holiday, we're going to move to a much more product-based pre-holiday spot.

Unless you think that you don't get a lot of viewership when you cycle through the cable channels, the total viewership of those networks that I showed you a moment ago is in excess of 76 million people.

In print, we're going to be doing something quite similar in concept. Beginning now, we'll be running Lands' End advertising in thirty two prestigious, national publications, all of which reflect the affluent, up-market, literate, intelligent, qualities of our customer base. These titles will include the Atlantic Monthly, Fortune, The New Yorker, New York Times magazine, Wired, and so on and so forth.

The total circulation of those books is 54 million plus, with a total readership of 433 million plus.

We're running two kinds of creative in these publications. The smaller number of insertions will be full page advertisements. All of the ads are going to feature that www.landsend.com mouse. The full page ads, of which we have four or five different ones, will look something like this.

The far greater number of insertions are the print equivalent of the fifteen second spots. We've come up with a fairly unusual and unique, one-third page, square configuration, so if you can imagine this ad sitting in the lower left hand corner of a page, in the New Yorker or the New York times magazine, you'll get a sense of what this is going to look like. By going with this configuration, we're going to a whole lot more insertions than we normally run.

Lands' End's own catalogs should never be underestimated as a pretty powerful universe of customers unto itself. Beginning in the June issues, our campaign will run in all of the Lands' End catalogs from core to the specialties to corporate sales. Lest you think that's not important, these represent a total circulation well in excess of 200 million, with total impressions in excess of 400 million.

I mentioned New York city buses. Having buses cruise up and down Fifth Avenue and all parts of Manhattan during July and November, brings as many as fifty million impressions to the campaign. Here's an example of what you might see on the side of a bus in early December. Just imagine this festooned from back to front, "Who needs chimneys?"

Now to the editorial preview I mentioned. I want to start by saying that what you're going to see now is not intended to be a presentation of the entire Lands' End catalog. What you're going to see are a number of spreads that we have been working very hard on. They indicate how I think you can take a catalog that frankly has suffered from a certain degree of clutter spread to spread, and begin to infuse a creative and visual pacing into it to make the catalog come alive.

I want to start with what is probably the most important part of the Lands' End catalog -- the cover. My background, as some of you know, is commercial magazines, where we have to go through all the heartache of trying to sell our issues on the newsstand. Fortunately, catalogs don't have to do that, but of course they do have to sell their way in, if not shoot their way in, to people's homes.

In my estimation, and this is just sort of an instinct, we've got about two or three seconds with a consumer when he takes the catalog out of his mailbox. The only way to make the most of those two or three seconds is the Lands' End cover. I could talk, probably way too much, about what makes a good cover, but the simplest way to say it is, something that stops you, it has to be something that keeps you from throwing it away. This could be provocative in any number of ways. It could be funny, irreverent, different, satiric. It could be a photograph or an illustration. The Lands' End cover is going to use all of those means to make sure that whatever pops out of the mailbox in any given month makes you pause, smile, laugh, or think, but it will certainly encourage you to keep it.

The first cover--and I'm going to show you two of them--is the actual cover of our July issue. As you might imagine, it's an issue that features Hawaiian shirts. Back in the forties, the Matson steamship company, which ferried a lot of people back and forth between the West Coast and Honolulu, commissioned five or six very fine American artists to do murals for the steamship company that were adapted for use as menu covers that were used in the dining rooms. We bought a series of those vintage menus and are using some of that art in what I hope will be a pleasant and pleasing way on the cover.

I also want to give you a quick heads up as a way of showing how editorial can be integrated into the look of the catalog itself. After the cover, we follow with a newly designed contents page, called "What's in Store," and we pick up some more of the art on the left side of that page.

After that page there are a couple of spreads that show further "editorial material," and let me say right now, that I'm not trying to turn this catalog into a magazine. The more magazine elements, the better the editorial quality the catalog has, the more likely a customer is going to feel good about keeping it. In the four pages of this catalog, there's really wonderful, social history of aloha art and Hawaiian shirts that ends with a merchandise spread in which we sell the Hawaiian shirts. Then, in the columns on the right and the left, there's a very funny piece by a New York humorist, Bruce Mccall, called The Thinking Person's Guide to the Hawaiian Shirt, which describes the six do's and don'ts of how to wear these very strange garments.

This is the next cover. This cover will come out in late July. Contrary to rumors, this is not a photograph of my wife after she learned that she would be moving to the shores of Lake Mendota. The catalog is called the End of Summer Splash, and it was designed by Milton Glaser. Glaser, as some of you may know, is one of the most prominent graphic designers in New York. He is incredibly influential. He was the person who initially designed New York magazine, which has gone on to be a proto-typical magazine design. He recently redesigned Fortune magazine. He is a very fine graphic designer and quite a brilliant marketer in his own right. He really thinks about customers. He is consulting with us and one of the reasons I want to use Milton on some of the covers, is to serve as a catalyst. I think that it's important to have someone on the outside think about covers. About thirty years ago perhaps the most notorious and prominent series of magazine covers of our time were a series of Esquire Magazine covers done by George Lois, who was an ad man. He did such things as put Sonny Liston in a Santa Claus hat and made Andy Warhol drown in a Campbell's soup can. Lois was not an insider. He had his own ad agency, and once a month the editor would say here are five stories that I think could be a cover. Lois would send back these conceptual rough ideas and then the editor, at the time Harold Hays, would pick the one that he thought was most provocative.

Working inside at a catalog company or for a magazine you often get too close to the process. You're on a treadmill simply putting out the catalog month after month. Sometimes you don't have the necessary distance to imagine what is the best face for the catalog, what's the best, most interesting, provocative cover. So Milton's going to be very helpful to our art people as to how we can be most potent when we present the cover to our Lands' End customers.

As you're turning the pages of the catalog, every three or four pages, you get a page or spread that look a little more like this, much more graphic, much more photographically powerful, bold, with greater use of white space. This is an example of how we might do jeans one month. An example of how we might do casual shirts. Now a couple of really radical examples, and we're going to do this judiciously, but here's a Lands' End spread with, lo and behold, just one great product on it.

All of the pictures you are looking at are pictures that have run or are about to run in the Lands' End catalog. These were not done by some expensive photographer for purposes of this presentation. These are all essentially Lands' End stock pictures, but when you see them staged in a certain way, on these spreads that are designed to bring up the brass section of the catalog, you get a sense of how powerful and potent the pages of the Lands' End catalog can be.

I wanted to show you this next slide because it's one of my pet projects. It's something I know Mindy feels very strongly about. We're eagerly thinking about how to bring this to bear, again this is something that is on the horizon. It's a sample spread for something that we're calling the Lands' End All Season Store. I think everyone in this room would agree, that if you need to go off and buy a bathing suit for your child in January, it's awfully hard to do that, hard to find T-shirts, shorts and all these other things that we in a Northern climate need to or want to buy in the off season. There's not a reason in the world why Lands' End should not, and can not make these products available in a sensible and appealing way. The All Season Store is a conceptual way for us to begin to think about how to market our merchandise counter-seasonally.

Another reason for the off-season store, obviously is the massive demographic shift that's occurred in the country over the last twenty or thirty years. The shift to the sunbelt. I think a lot of catalogs, certainly mainstream and indeed the larger catalogs, are guilty of a northern bias, having to do with their own roots. It would be a shame if a catalog like Lands' End, with so many millions of loyal, northern cold climate customers, lost those customers to the sunbelt. It would be a shame if those core loyal people left Lands' End behind along with the ice and the snow, so we're thinking very hard about how we can either use pages in the catalog on a selectronic basis, perhaps even a sunbelt edition.

To sum all this up, I just want to end with these points.

I can't emphasize enough the need to have covers that you just can't put down; coming up with an appealing uncluttered design with an emphasis on the right kind of spacing is long overdue at Lands' End; bold, beautiful photography, staged in the right way. I think we've got to make the catalog a place where there's a sense of the tactile possibilities of the garment. You want to imagine what it feels like, and photography is clearly the best way to do it.

I haven't mentioned text, so I'll take a moment to talk about that. Lands' End is distinguished in the long term by how literate it is and for how committed it is to explaining why something is good -- what makes a good blazer, what makes a good cashmere sweater. We are not in any way going to divert ourselves from the ongoing task of informing our customers. However, I do think that text has its limits in a catalog. As an exercise a couple of months ago, I took a printed catalog and a pen and edited the catalog and found that without any sacrifice of any of the important information that Lands' End stands for, I could get out ten or twenty percent of the body text without losing anything important. That fifteen percent of real estate is very important when you want to go about designing some of the spreads that I showed you and getting pictures to be bigger. I think the other thing to be mindful of is that informing people is a good thing, but you don't want to make the catalog to be like homework. You don't want it to be spinach -- read this because it's good for you. I think you have to strike the right balance between what's informative and what's pleasurable. The text should inform, but the pictures are what infuse the page with pleasure. Thank you very much.




DAVE DYER

Thanks, Lee, Chip and Mindy. That completes our formal presentations, so at this point, we'll take your questions.


Q:   How much are you spending on advertising this year?

DFD: This year to last year, we have slightly increased our budget, but we have just focused it a lot different. Rather than spreading it throughout the year, we've consolidated it into about a six or seven month time period, much more focused.

Q:   Are you thinking about selling ad space in the catalog?

DFD: No, we have not thought about it. I wouldn't categorically rule it out, but I don't think that's something we would do. But we really haven't discussed it.

Q:   What are some of the benchmarks you'll use to judge the
success of these changes.

DFD: I think there are several things. Obviously the bottom line is what we're focused on improving. But for us internally, the number one measure would be catalog productivity and page productivity. As you heard from Chip earlier, we saw that we've been up 38% in circulated pages over the last two years, and our business has not grown even close to that. We think that we tremendously over-circulated. I was very surprised when I came back, as Mindy was, when we went through the catalogs, to see the volume of pages that we're doing now versus what we were doing when I was here in 1994. So we're spending a lot of time making sure we get increased catalog page productivity. And that's a big measure in two ways. It's a measure because through circulation you can come up with a scientific answer of what page productivity should be. And then when you exceed that mark, that's what I'd call a merchandising factor or a creative factor. So I think it gives us ways to measure.

SAO: One of the things we'll be doing beginning this fall is pulling back on circulation and reducing the average number of pages in the catalogs. We've not done a lot of that for spring of this year due to the fact that with the lead times in the inventory that is on its way, it wouldn't be prudent. But starting with fall of '99, we'll be pulling back on the number of books, the average page size of those books and the absolute circulation. We'll be doing a similar thing for Spring 2000. As we would expect, that's the one side of the business that is reasonably analytical and predictable, and we've seen gains in productivity when we've done that. So we'll be doing quite a bit of that, and by this time next year, we should be at a new base to build on.

DFD: Just one more thing on that. When you're looking at the productivity and the unprofitable circulation that we're deleting, we have looked at each catalog as an independent decision vertically. And when you look at it vertically, you don't consider the cannibalization and the incremental sales you get per issue. The real way to look at it is incremental sales as opposed to gross sales and gross profit for that edition. So looking vertically, you make different decisions. What we find is that we'll be able to eliminate an edition or eliminate pages, but not eliminate all the sales, a lot of which go back to surrounding issues and surrounding categories. So in essence you deliver a tremendous amount of volume back to surrounding catalogs at virtually zero ad cost.

And it's even becoming more complicated because what we haven't talked about is the relationship of the Internet and this whole database. We're rebuilding our front-end and rebuilding our database so we can understand how the customer purchases from us across multiple channels of distribution. And the only way that we can put in the bank the difference, which I think is the biggest leverage to the bottom line, is this ad cost. If 43 percent of our SG&A is in printing the catalog and we know Internet is significantly less, what we need to do is to move as many sales from the catalog to the Internet. The only way to realize that difference in profit and put that to the bottom line is to pull back circulation against those people who shop with us electronically, so there's a lot that we're considering right now.

Q: It seems like one big opportunity you have is in petite sizes. Could you discuss that?

MCM: Petites actually is a good business for us, and although we've edited SKUs, primarily on the men's size on the extended sizes, we have not done so on the women's side. Both the large sizes and the petites are doing well and hold their position as a SKU as we analyze. Going forward, we'll continue to look at both of those for women's, and it probably will not be an area that we'll be cutting back.

DFD: From the time that Mindy and I were here before, there has probably been about a 50 percent increase in SKUs. When you look at the size and the color SKUs, that 50 percent increase in SKUs only accounted for less than 10 percent of additional or incremental demand. So it was not very profitable. We have looked not so much even at sizes in women's where we have some good business, but we have cut back color assortments. We offered something in fifteen colors, now we'll offer it in five. I had that question asked in our employee meetings, and I said that when it got to men's, we did eliminate 3XL, because we weren't getting the volume.

Q:   What are your expectations for Internet sales this year, and what is their growth rate for the first quarter?

DFD: We did $61 million last year in Internet sales, up from $18 million the previous year. In our first quarter this year, we were up about two and a half times over the previous year. Whether we continue with that rate or not I don't know. We expect to have a significant part of our business from the Internet, and I have refocused the organization to build a substantial e-commerce business. I mean everybody is focused on delivering a profitable, more exciting business for Lands' End over time through both catalog and the Internet, but we think the Internet's going to be a big piece of it and we're doing everything we can to make it happen.

Q:   You have a major opportunity in restructuring the inventory assortment, and you spoke about interpreting the trends for current customers and we're looking forward to spring 2000. Can you give us your thoughts on where you want to position Lands' End over the longer term?

MCM: I think the way we're looking at the core catalog, just from a positioning standpoint, is to really focus on weekend casual as a general statement. So if you look at that core catalog, 70 percent of that business is casual weekend wear, which is really what we've stood for in the past, with maybe 20-30 percent in this business casual arena. As we separate the two women's and men's specialty books, that will be a shift on the tailored, as we've done it in the past. But instead of having it be maybe 90 or 100 percent tailored, that may shift down to 30 or 40 percent of this business casual that I'm talking about. It's just really a softening. Almost everyone here is dressed in suits, but it's really a smaller part of how you dress or how the world is dressing today. I think that's probably the big shift, so that each book will have its own personality.

Q:   Could you talk about the clearance issue, cutting back
number of stores, and how you see the overstock area on the Internet playing out?

DFD: First with the stores -- we did eliminate three stores. The cost recovery by liquidating over the Internet is significantly higher than the cost recovery liquidating through stores. By eliminating those three stores, it contributed about $1.5 to $2.0 million in bottom line profits for us in the year, just by being able to liquidate through the Internet at a higher cost recovery.

We do think that stores are necessary and that right now we have the appropriate amount of stores. We'll consistently revisit that as we go forward. We don't have any current plans to close additional stores, but it all depends on how things look and how we build clearance through the Internet over the next year. We have taken steps to focus more and more of the clearance assortment on the Internet. We had eight or twelve pages in the middle of each catalog for clearance, and that's moving down to four pages. It will be more or less a sampler in the catalog, and we'll direct customers to go to the Internet for the full clearance assortment. So you'll see us moving more and more that way.

SAO: I'd just add a couple of points. Dave mentioned we've gone down to four clearance pages. Our ultimate goal in our full price catalogs is to have none in there. We'll probably focus print clearance in stand-alone pieces that would be mailed to the customer as we do now. But our goal would be to limit clearance mailings to customers to hopefully three times a year. Stores continue to play an important part because of Not Quite Perfect product. However, we experimented just recently with some product that was off color, didn't meet the standards, and we were successful in liquidating that through the Interent. So we will try to focus as much as we can on the Internet. Clearly that would be the preferred channel. In terms of the amount of inventory that we are going to have to clear, I believe we're in pretty good shape. We'll have to see how this churn in inventory plays out this year as Mindy repositions a lot of the product for Spring 2000 and even Fall 2000. It will be one of the largest churns in product that we've had. I believe we're approaching it intelligently. Our inventories are tight right now, we're not bought out further than our needs, and I feel pretty good about where we are.

Q:   On the Internet.  Do you have any indication of how much
time your customer is spending on the site when they log in?

DFD: I have heard that figure, but cannot remember it. We obviously track page views and how they go through the site. According to our new Internet guy Bill Bass, on his second day on the job, he says that based on the companies that he has worked with and visited, we have a higher conversion rate of visits to orders than he has seen.

Q:   How are Your Personal Model and Oxford Express working?

DFD: The Personal ModelTM and Oxford ExpressTM on our Web site have been interesting. Dress shirt sales are now coming through Oxford Express, and our biggest hit on the personal model was the first day that we started running the commercials on Lifetime Cable TV. It surprised us, how many hits and how many people built models that day.




Q:   Can you discuss in any more detail the economics of doing
business on the net versus the catalog?

DFD: Directionally, when you look at the cost of an Internet sale, you need to then look at the cost of a catalog sale, which has approximately a 16% ad cost plus the cost of taking that sale. It's hard to give you an exact number because we haven't spent a lot of time trying to allocate the nits and gnats down to every Internet sale. We look at it more directionally, and I would say that directionally, the associated catalog expenses will probably be in the neighborhood of half the cost. So when you take a look at that and with catalog costs being as big a piece of our SG&A as they are, that's pretty significant. Basically, if we could do every sale on the Internet, we'd be in tall corn, as they say in Dodgeville.

SAO: The piece that we haven't figured out and that we're working very hard on is what print program do we need to continue to support the Internet sales, because we do believe that the customers are going to buy through more than one channel. We know that when that catalog gets in-home, we get a spike in the Internet. So we know that catalogs in-home are driving Internet sales. We don't know what the balance is. Beginning this fall, we're testing, looking at alternative mailings, looking at mailing patterns, trying to figure out how many catalogs we need to mail, frequency, the whole bit.

Q:   What are your plans and timetable for translating some of
the creative changes you'll be making in the print catalog to the presentation on the Internet?

LE: There are very definite plans to create a look for Lands' End that is reflected in all of our various presentations, from catalog to Internet to advertising to everything imaginable.
With any luck and hard work, everything will look like it's coming from the same place. One of the advantages of the Internet is that you can make changes a whole lot faster and with greater acceleration than in print, so it's relatively easy and perhaps a good idea to start with the Web site. But because culturally we're still a print company and because it's a little harder and a little slower to get the print thing right, we've decided to make our laboratory print rather than on the Web. I don't know if you've logged on to the Web site lately, but just in the last couple of weeks there was a pretty significant cosmetic change. I won't say it's a fundamental change, it certainly wasn't a systemic change, but mostly a facade change. The palette has changed, and some of the typography has changed.

I think the on-line user not only tolerates change but expects it. It's in the nature of the beast. If you don't change, I think the user gets a little bit restless. In print it's different. If you redesign a magazine or a catalog, even if people weren't crazy about the old version, they say, "You took away this thing that I like." And then it takes them a little while to get used to it. Our job is to try to balance both the expectations of customers in both media and also the speed with which you can make change in both media. But the short answer is that the two will be very much in sync when all of the changes have been followed through on in the catalog. Right now, I agree that there's not necessarily a connection.

In terms of content, we are now putting all of our merchandise up on the site. To date, only a portion of the merchandise has been up. In terms of the editorial content, that is and will be up, so McCall will be up. A lot of our content will be up for longer periods of time, obviously because you don't have to take it down. In terms of design, I thought you were referring more to the typography and the visual.

DFD: One example of the ways we're integrating is, if you look at the July issue, you'll see an Internet ad, what we've said is go to the Web site where we have antique Hawaiian shirts, anywhere from $500 to $2000, that are really fantastic. We're doing it as a one-of-a-kind and as a way to get you to go to the Web. We're doing anything we can to drive traffic to the Web. We will see a major site redesign as we move to kind of a new system architecture this fall, and we'll be on Sun servers and a lot of other things. We're developing another site that we think is going to be pretty terrific. We're developing it in parallel, and sometime in 2000, we'll switch over to the new site. We see this as sort of ongoing. I believe that in the Internet, you never stop, you just keep moving.

Q:   I'd like to follow-up on the idea of shifting to the
Internet. I may not be a typical Lands' End customer, demographic profile. I do know that having purchased from Internet site, I no longer want to get catalogs. We on Wall Street have seen a huge shift in the way research is delivered to us. Everyone is trying to get more stuff electronically, rather than more junk in the mail. What kind of disappointed me with the experience of buying on the site was, I haven't gotten any follow-up. There really has been no effort on Lands' End's part to shift me away from being a catalog customer in terms of getting me targeted updates over the Web.

DFD: That's a really key issue and something that we're certainly addressing post haste. We really haven't used e-mail as effectively as we could. We've had people opt in to correspondence rather than opt out. We think we can be much more effective. We are putting in major tests to try to figure out the frequency. We believe we can do a hell of a lot better job there. When you think about it, and I think the comment was, it kind of looks like the catalog on the Web. I think that's the way people started, by putting the catalog on the Web. What you have to do is use it for what it's good at. And what it's really good at. I believe our whole challenge is to build a merchandising and marketing and communication plan customer by customer, rather than by cells of hundreds of thousands of customers the way a direct marketer has done.

That's going to be the key breakthrough. It's going to be using cookies, which we haven't done unless the customer has requested it. I don't think that's really an issue anymore. I think as long as you treat people with respect and treat the information securely, people kind of like it, so we're moving that way. And that is the big issue. That's where a lot of our big investments in capital this year and next year are -- investments in people to get it done and systems that we're purchasing and bolting on are for these issues. That is the key issue: converting people from the catalog to Internet and cutting back circulation.

Q:   I would think that the advertising campaign to attract
people should be extremely effective in generating visits to the site and you ought to be able to effectively hold on to those people.

DFD: I agree, you're right on.

Q:   We saw the clearance the first quarter, and understand that you wanted to be squeaky clean coming out of spring season to set you up for next year. How much clearance remains to be done, and are you in a good position to judge that right now?

SAO: Regarding the liquidation in the first quarter, about half of it was from Willis & Geiger, and we are well on our way. We have very little of Willis & Geiger yet to clean out, so we will not have that repeat going forward. This is still a very imprecise business, and I can't sit here today and say how much of the spring merchandise between now and July we are not going to sell through. I do feel very good that relative to past performance, we've got our risk inventory down, and I don't see an undue problem in that regard. Again, during the first quarter, about half of that liquidation was Willis & Geiger.

Q:   I'm just a little bit uneasy because you're saying that the core catalog sales were not up to expectations.

DFD: That is correct. One of the things we have said is that our core catalog has just been disappointing, and it's largely because, as Mindy had said, because of our coed products. Those are knits, sweaters, outerwear. Those are the big gun, key categories for Lands' End. You may have seen last Spring, when I think some of our color selection was just slightly, maybe more than slightly left of center for the market. So we're having to recover from that. I believe we've got updated styling, updated color, and we feel really good that we're making progress to get that business back. That's the key. If we get that back, we've got the core catalog back. So that's what we're doing.

Q:   Do you notice any differences in product returns between the catalog and e-commerce?

SAO: Basically, they are about the same.

Q:   How much do you expect the SKU reduction to be in the fall catalogs?

MCM: In the fall catalog, we'll have about a 35 percent reduction, and that's a combination of sizes, colors and also some silhouettes.

DFD: One thing to remember, you can give a customer too much choice. If we offer something in fifteen colors, by cutting SKUs you don't really lose any volume. They just buy one shade of blue rather than buying the other shade of blue. What you find is that with too much choice you just spread your business across more and more SKUs, and that's just not important. So we think by editing and becoming more focused, we actually could do better business than we did with too many SKUs.

Q:   How predictable do you find your customers' fashions?

MCM: I think it's interesting that today versus three years ago when I was here, the customer is moving much faster to what is more current. We see indications of that this Spring, particularly in women's, where we've got some of the stretch items, and we've got some of the silhouettes that are happening, maybe in smaller space. The tankini in swim was one of those items. It's not the newest, it's been there a while, but it's extremely strong and it's doing extremely well, so they're finding it. I think that's just some of the change that's happening.

Q:   You mentioned a lot of different fashion trends.  To me it's very confusing, even alien. I've been wearing the same clothes for twenty years. You say they're moving rapidly towards what's current. How confident are you that you can identify what's current, and, therefore, easily predict what they're going to buy?

MCM: There really isn't a science to that. But I think with the team that we're putting into place and with us being far more aware, by traveling to Europe, by looking at the shows, by seeing what's next, by not looking behind us but looking ahead of us, by seeing what the designer market is doing so we can decide what piece interprets -- then it's gut, then it's deciding how this trend will translate to our classic traditional customer. So there really isn't a science. It's the collaboration of talented people sitting in a room and making a decision -- this will work, this won't work -- and in some cases do some testing. That's a shift that we're moving a little further, but you're not going to look at Spring 2000 and say "Whoa, what happened here to Lands' End?" You're going to say "Wow!" My vision is that you'll pick up the catalog, you'll see a new creative approach, and you're going to be more excited. It's not going to be dramatic in each style, some may be subtle, but overall, I think it's going to be powerful.

DFD: We're not trying to be leading edge or first. I mean we're not into three sleeve sweaters and that kind of thing. It's updated classics, in the way that Ralph Lauren would update classics every year, or better brands would update classics.
It's not leading-edge fashion. That's not what we're all about. But we do think if gray is the color of the season, we need to be represented in gray or neutrals or pastels or whatever's happening, and we can do that. It's interesting when you're in the fashion business and you travel. As Mindy says, you go to Europe, you go to the Orient, you go to New York. Everybody from Ralph Lauren to Collections, we're all seeing the same things, going to the same places, bumping into each other all over the world. So to me, you have to really be blind not to see what's going on out there.

MCM: I think another area that we can excel in is fabric, and that's where we have to. Our silhouettes are going to be more classic, but there's so much newness that continues to keep happening in fabrics that we will be on top of.

Q:   On the Web versus the catalog, what are the differences in average order size and demographics?

DFD: The average order was about $105 to $110 both for the Web and the catalog. It's similar between the two over the course of a year. On the Web, we have seen a slightly younger customer.
If we look at us going after the 35-55 year old group, it would be the 35-45 part more dominantly on the Web and the 45-55 part for the catalog. And it would tend to be slightly more affluent on the Web. So I think that directionally for us, the Internet is really fantastic.

Q:   What are the differences between male versus female
categories?

DFD: It started out being predominantly men's, but we have seen a huge shift. As a matter of fact, when we got to fourth quarter of last year, purchases from women's and men's categories were much closer. This ad campaign that you saw -- what we put together and the cable channels may have looked like a strange mix. But the way we put that together is we looked at the index of women Web users as the audience. So we are really aiming that more at women than men as we go through, and we think that we are attracting more women than many sites, and we'll continue to make that focus.

Q:   There's a lot of moving parts this year in terms of reducing
SKUs, changing the advertising, reducing catalogs. I'm wondering if there's any update in terms of the goals for top-line and bottom-line still modest improvements? Can you tell us anything about gross margins -- will they be up or down? Can you give us any direction?

DFD: Nice try, no cigar. And it was so nicely stated. I almost kind of walked right into it. We really don't talk about going forward. Obviously, we want to return to traditional profit. We have said, and I'd like for everybody to understand, that we are doing things in circulation that will affect the demand of the company -- specifically in our core catalogs as we try to figure out the catalog versus the Internet and also as we eliminate unprofitable circulation. The result of that, as we have now said several times, is that we will see perhaps some pressure on the top line, but improvements on the bottom line. As I look at this, I see this as a transition year and a building year. I think Lands' End has tremendous opportunity to grow, specifically when we get back to the appropriate base and rebuild and grow the core catalog and our core businesses. That's the key and that's what we're really focused on.

Q:   When you talk about returning to traditional profit, are you talking about net profit or operating profit?

DFD: We're looking at operating profit and net profit. We don't have too much difference between the two other than tax rate.

Q:   Are you currently selling your fulfillment capabilities to other companies or could that be a possible business for you?

DFD: No, we are not selling our fulfillment to other companies. We have thought about that and one of the things we think is that as you look at the fourth quarter, it was the e-commerce Christmas. But there were a lot of pitfalls because people realize it's easy to create an electronic shopping basket, but it's difficult to get it from the basket to the home. We think we do that about as well as anyone. It's not only the systems you have, but it's the people and their priority on the customer as they deliver it. We think it's a strategic edge for us, and we don't want to make people smart overnight, so we have not done it. That being said, I would like to get some spring capacity into our business. If we thought there was some way to get something into the spring, if we could find something counter-seasonal and non-competitive, we would perhaps entertain that.

Q:   What's driving the planned reduction in circulation of
catalogs and pages?

DFD: When I left in 1994, we mailed 35 catalogs, last year we mailed 54. That was partly exacerbated by the independent business unit structure, which by the way was a perfectly logical way to organize. But as you organize around the printed catalog, what happened if you were in the women's First Person Singular catalog, you may have said that to go from the 6th to the 7th catalog was a great decision looking vertically. However, you weren't adding the 7th women's catalog, you were adding the 54th Lands' End catalog, and it was too much. Then we added additional circulation last fall, not only in issues but additional circulation in terms of depth into the file, to move inventory. We'll be pulling that back as well.

It really is very scientific and very statistical. What we do is take control groups and don't mail them certain catalogs, and you see over time how much business goes back, how much business goes into different catalogs. What we find is that we can really understand the incremental effect of each mailing. When you look at it vertically, or at incremental pages, it may make a lot of sense. When you look at it in terms of incremental sales, you can find it's unprofitable circulation. And that's what we're cutting out. I don't think we'll go all the way this year, but I think we'll make a good start.

Q:   Have you given any additional thought to opening retail
stores?

DFD: The answer for retail stores is no. I had the opportunity to be at J. Crew for the last year, and I saw firsthand the complexity of having a catalog or a direct to consumer and a retail business, and it is complex. I will tell you that a retail business, is a little bit like a drug addiction. You put up one, you say hey, three million dollars every store, wow, if I did three hundred stores, hmmm, sounds good. It is very difficult to manage those two channels. I think that we have tremendous opportunity specifically driven by the Internet. As I said, we have repositioned our company to be a leading emerging e-commerce business. I think that gives us a global palette, a global playground.

As Lee said earlier, we're direct merchants, we are positioned as direct to consumer and with the Internet coming on as strong as it has, it's perfect for us. Those of you who have been to Dodgeville and seen our infrastructure, seen our systems, seen the way we do it have seen this. The people in our distribution center don't care if that order came by Internet, by phone, by mail, by fax. The only thing they care about is picking it, packing it and getting it out of there as quick as they can. And so it perfectly leverages all of our investments, and that's why we think there's tremendous opportunity for us to grow and expand the direct to consumer business specifically and, probably most significantly, over the Internet.

We haven't talked about one other business, which is really coming on strong, and that's our business-to-business division, Corporate Sales. That is evolving to what we call b to b to c, business to business to consumer. There are several companies for whom we have created catalogs and intranets, where they have employee stores on their company systems, and we are able to go in, and each employee is able to order logo'd company merchandise direct from Lands' End. Now that's great for us on a couple of fronts. It creates a terrific partnership with companies, but it also gives us new names and new customers as we ship merchandise to those companies' employees.

It's also very important for us to understand whether this customer is shopping with us electronically, if we have seen them before, are we mailing them a catalog, should we mail them more, should we mail them less? This whole database thing across multiple channels is really one of the keys and it's where we're spending a lot on our systems and a lot of time to try to understand the buying habits of each customer.

Q:   You said that there is a savings by taking an order over the
Internet of about half.  Is this from savings in phone operators?

DFD: Directionally, that's probably pretty good, although I don't know the specific number. I don't think that's really the thing to focus on for us. The big leverage is in ad cost, and I'll tell you why. Again, we think that our phone centers, which are going to become total customer communication centers, are a strategic advantage for us. We find that many customers will go in and shop on the Internet and pick up the phone and call. That's fine. The Internet can become kind of gray and amorphous, and it can be pretty lonely out there in cyber-space. One of the things that we have done with our company is we that we have a reputation for customer service, largely as a result of the relationship our customers have with our operators.

We plan to add collaboration to our Web, collaboration software. Hopefully we'll get it up this Fall. We want to seamlessly integrate our phone centers, they're not simply phone centers anymore, but they'll be able to talk with a customer via phone, chat with them on-line, send them Web pages. If a customer is looking on the Web and they have a question, we can split the screen, send them a comparative product. Like John Madden -- circle something and send out the circle so we can show them what we're doing. We think that integrating those phone centers into the Web experience is really a strategic differentiator. So that's why I'm not really looking at the phone cost quite so much, because I think we're going to continue to have cost there.

Q:   What kind of reduction are you planning for catalog and page circulation this fall?  Are we talking 5 percent or 20 percent?

SAO: It would be in the double digit area.

Q:   Are you using outside consultants to help you design your
new front end and if so, who are you using?

DFD: I don't think that we have awarded the contract. We've looked at two, CorePoint is one. We think that they're probably a pretty good group to do the integration of the phone center and some of the on-line requirements. We'll be using Internet-specific people to do our new site, and we'll be making sure we can take advantage of all the bolt-on enhancements that are out there. We'll probably use multiple vendors to create the site that we want.

Q: Over the past six or seven years, there have been waves with what has happened inside management of the company, some of which hasn't been strictly performance based, but the influence of certain shareholders. What was sort of the agreement surrounding your coming back in terms of their influence running things behind the scenes?

DFD: The board asked and I came. It's really kind of hard to speak to the past. I will tell you from some of the articles in the press I have seen, specifically one in Business Week right as I came back, I would say it was absolutely incorrect. And I will tell you that when I was here before, if I heard from our majority shareholder at board meetings and a couple of times during the year, that was a lot. I believe the board gets involved as they feel that they need to get involved, when they see trends that they feel are moving in the wrong direction and take what I would consider to be the appropriate actions. I think that in any board there is that kind of balance of duty of loyalty and duty of care. And duty of care means you have to understand what's going on in the company, and your ultimate authority is to make sure that it's executed in a way that's going to build a brand in the future.

I came in with full authority to run the company and am running the company in a way that the board endorses and supports. Obviously, if you look at what happened in the last few months, there were many things that were very new and different to Lands' End that we did, including restructuring. I can say I had full authority to do what was necessary to get this company moving in the right direction, and I've had great support in getting new people into the company, such as Lee and Mindy. I feel great about where we are and what our future is -- and what our potential is and what the team is -- and the enthusiasm and energy that we all have for the business -- and passion for the business too.

Q:   Does the Internet allow you to expand more rapidly overseas?

DFD: Yes, absolutely. I don't think that we have totally tapped into it, but that's going to be part of our next system initiatives that we're working on. We have distribution centers in Japan, we have a distribution center in the UK that supports all of Europe, and we source product worldwide. Some product in the UK is sourced differently than the same product in the US market because of customs and duty rates. So we have the added challenge as we take a global Internet sale to first find which distribution center should we ship it from for geographic reasons, and secondly how do we give the customer the best deal. We have to look at the duties going into that country, the sourcing, the cost of shipping. We'll be dealing with many of those issues as we move forward. As you see our rewrite of the system for 2000, there will be some pretty cool things happening regarding international opportunities for us through the Internet as part of that rewrite.

Q:   Regarding circulation reduction, what is the correlation
between those who are shopping electronically and those who are shopping through the catalogs?

DFD: That is something that we have not done a good job at, and that is what the big task is with database management, but we're going to test our way into it. I would say that in the past, we looked at a new customer from the Internet as a new customer for the catalog. We'd get them in from the Internet and bombard them with 54 catalogs. That's not the way we're going to do it in the future. We're trying to find out what that right mix is. So while the answer is, we haven't done a good job of it, we're heading in the right direction there.

Q:   Could you expand on what you will be doing to test the
mailing strategy? Will you be sending Internet customers no catalogs, some, one catalog, etc.?

DFD: Absolutely, and then we're going to do some things that are just Web based. As Chip said earlier, we mail a catalog, and you can watch what happens with Web traffic as it gets in-home.
There is a synergy between mailings and Internet sales. If nothing else, it stimulates them to go to the Web to buy. I think you'll see much less frequency of catalog mailings to electronic customers over time, and much fewer pages. I don't think we need to send 150 page catalogs to people who are shopping with us electronically. We can be much more efficient in the mailing totally, and we may do some things that will be Internet specific.

One of the things is through monitors. Sometimes color is a problem. Maybe what we should do is in every mailing we send to Internet customers, we should include the seasonal swatch card so they can actually see true color much better. We may want to include other things, such as talking about navigation on the Internet or new ideas or new features. All of that is going to be areas that we're looking at and considering. This is uncharted territory. This is Star Trek, going where no people have gone before, and it's really very exciting. There's an opportunity for us to carve a whole new way to market to consumers, one to one, as opposed to en-mass, which is just terrific and tons of opportunity for us.

Q: Is some of the new material that you're developing for the Internet customer going to be available this year, or is that further down the road?

LE: We are looking at something that would appear in the fourth quarter that would be an interesting printed unit. It would appear in the catalog as a definite enhancement to the catalog, that we think can be fairly painless and economically adjusted, shrunk a bit and mailed specifically and separately to Internet customers. We're probably going to test how that works. A big creative challenge, as Chip mentioned and Dave reiterated, is brainstorming new ways to send materials that are not catalogs, such as newsletters, swatches, etc. Frankly, it's sort of interesting and exciting to think about, because these are all new gardens that Lands' End can play in. We don't have to confine ourselves to the orthodox catalog form, and I'm beginning to put together a dedicated group of creative people to do just that -- sit in a room and come up with some off-the-wall and out-of-the-box ideas that are not catalogs.

DFD: I want to say thanks to all of you for coming and for taking the time to learn more about us. Hopefully, we're moving in the right direction in communicating with you, and we look forward to talking to you all again soon. Thanks again.